UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 26, 2012

Alon USA Partners, LP

(Exact name of Registrant as Specified in Charter)

Delaware	001-35742	46-0810241
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Park Central Dr., Suite 1600

Dallas, TX 75251

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (972) 367-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

New Term Loan Facility

On November 26, 2012, Alon USA Partners, LP (the “Partnership”) closed its initial public offering (the “Offering”) of the Partnership’s common units. Alon USA Energy, Inc. (the “Company”) used $171.1 million of the net proceeds of the Offering to reduce its $450 million term loan (the “Alon USA Term Loan”). In connection with the closing of the Offering, the Partnership assumed from the Company fully drawn term loans with an aggregate principal amount of $250.0 million, governed by a term loan facility with Credit Suisse AG as administrative agent and a syndicate of financial institutions and lenders (the “New Term Loan Facility”), which loans reduced the amounts outstanding under the Alon USA Term Loan. The New Term Loan Facility will mature on November 13, 2018.

The New Term Loan Facility is secured by a first priority lien on all of the Partnership’s fixed assets and other specified property, as well as on the general partner interest in the Partnership held by Alon USA Partners GP, LLC (the “General Partner”), and a second lien on the Partnership’s cash, accounts receivables, inventories and related assets. Upon entering into the New Term Loan Facility, neither the General Partner, the Partnership or any of its subsidiaries remains a guarantor of the remaining borrowings outstanding under the Alon USA Term Loan and neither the General Partner’s, the Partnership’s or any of its subsidiaries’ assets remain subject to a lien securing the borrowings outstanding under the Alon USA Term Loan.

Borrowings under the New Term Loan Facility bear interest, at the Partnership’s election, of either a rate (A) equal to the sum of (i) the London Interbank Offered Rate (LIBOR) (with a floor of 1.25% per annum) plus (ii) a margin of approximately 8.00% per annum for a per annum rate of approximately 9.25% per annum, based on current market rates or (B) the sum of (i) the Base Rate which is equal to equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the one-month LIBOR plus 1%, but in the case of either (a), (b), or (c) with a floor of 2.25% per annum; plus (ii) a margin of approximately 7.00% per annum for a per annum rate of no less than 9.25% per annum. Interest will be payable quarterly, or, at the Partnership’s option, at more frequent intervals.

The New Term Loan Facility contains customary affirmative and negative covenants for transactions of this nature, including (i) customary reporting requirements; (ii) a requirement to maintain corporate ratings from Moody’s and S&P; (iii) a restriction on the Partnership’s ability to (1) incur additional debt, (2) incur or permit liens to exist on its property, (3) make certain investments, acquisitions or other restricted payments, and (4) modify or terminate certain material contracts. In addition, the New Term Loan Facility provides that the General Partner’s board of directors cannot modify the Partnership’s cash distribution policy in a manner that is less favorable to the lenders thereunder than the current cash distribution policy. The New Term Loan Facility also contains customary default provisions. A transfer of (i) 50% or greater of equity interests in the General Partner or (ii) the general partner interest, in each case, would require approval of the lenders.

The foregoing description is qualified in its entirety by reference to the full text of the New Term Loan Facility, which is filed as Exhibit 10.1 to this Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01	Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Credit and Guaranty Agreement, dated as of November 26, 2012, among Alon USA Partners, LP, Alon USA Partners GP, LLC and certain subsidiaries of Alon USA Partners, LP, as Guarantors, the lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alon USA Partners, LP

By:	Alon USA Partners GP, LLC, its general partner

By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Senior Vice President, Chief Financial Officer

Date: November 30, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit and Guaranty Agreement, dated as of November 26, 2012, among Alon USA Partners, LP, Alon USA Partners GP, LLC and certain subsidiaries of Alon USA Partners, LP, as Guarantors, the lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent.